Exhibit 10.1

THIS WORKING CAPITAL LOAN PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WORKING CAPITAL LOAN

PROMISSORY NOTE

Principal Amount: up to $2,000,000.00	Dated as of June 23, 2025

Ares Acquisition Corporation II, a Cayman Islands exempted company and blank check company (the “Maker”), promises to pay to Ares Acquisition Holdings II LP, a Cayman Islands exempted limited partnership, or its registered assigns or successors in interest (the “Payee”), the entire unpaid Principal Amount (as defined below) of up to two million dollars ($2,000,000.00) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Principal. The entire unpaid Principal Amount of this Note shall be due and payable on the Maturity Date unless earlier repaid or unless accelerated upon the occurrence of an Event of Default (as defined below). “Maturity Date” means the earlier of the (i) consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”) and (ii) last day the Maker has to complete a Business Combination pursuant to the Maker’s Amended and Restated Memorandum and Articles of Association, as then in effect. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”). Under no circumstances shall any individual, including any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker under this Note.

2. Interest. No interest shall accrue on the unpaid Principal Amount of this Note.

3. Advances; Register. Subject to the terms and conditions of this Note, the Payee shall make a cash advance (or advances) (each such advance, an “Advance”) not exceeding Two Million Dollars ($2,000,000) in the aggregate to the account designated by the Maker. To obtain an Advance, the Maker shall submit a request to the Payee by electronic mail by 12:00 p.m. Pacific time at least two business days prior to the date on which the Advance is requested to be made. The principal amount of this Note shall equal the sum of all Advances (the “Principal Amount”). The Maker shall maintain a register reflecting each Advance and any prepayment of all or a portion of the Principal Amount. Once paid, no amount may be re-advanced.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid Principal Amount of this Note.

5. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by the Maker to pay the unpaid Principal Amount due pursuant to this Note within five business days following the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 5(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid Principal Amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained in this Note or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid Principal Amount, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

7. Conversion. Upon consummation of a Business Combination, the Payee shall have the right, but not the obligation, to convert the Principal Amount, in whole or in part, into warrants of the post-Business Combination company (each, a “Warrant”), at a price of $1.00 per Warrant, with each Warrant exercisable for one ordinary share or share of common stock, as applicable, of the post-Business Combination company. The Warrants shall otherwise be identical to the private placement warrants issued to the Payee at the time of the IPO. To exercise this right, the Payee must deliver written notice of such conversion and the portion of the Principal Amount to be converted at least five (5) business days prior to the consummation of the Business Combination. Substantially concurrently with the consummation of the Business Combination and after the Payee’s surrender of this Note, the Maker shall have issued and delivered to the Payee, without any charge to Payee, a warrant certificate or certificates (issued in the name(s) requested by the Payee), or shall have made appropriate book-entry notation on the books and records of the post-Business Combination company, in each case for the number of Warrants of the post-Business Combination company issuable upon the conversion of this Note.

8. Covenants of the Maker. The Maker covenants that any Warrants issuable upon conversion of the Note, when so issued, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Waivers. The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

10. Unconditional Liability. The Maker waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties to this Note without notice to the Maker or affecting the Maker’s liability hereunder.

11. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one business day after delivery to an overnight courier service or five days after mailing if sent by mail.

12. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

13. Severability. Any provision contained in this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Trust Waiver. Notwithstanding anything in this Note to the contrary, the Payee waives any and all right, title, interest or claim of any kind (“Claim”) in or to any monies in, or any distribution of or from, the Trust Account, and agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Payee agrees not to make any Claim against the Trust Account (including any distributions therefrom), regardless of whether such Claim arises as a result of, in connection with or relating in any way to, this Note, or any other matter, and regardless of whether such Claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Payee commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Maker (including this Note), which proceeding seeks, in whole or in part, monetary relief against the Maker, the Payee acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such Claim shall not permit the Maker (or any person claiming on its behalf or in lieu of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained in the Trust Account.

15. Tax Treatment. In each case for U.S. federal income tax and all other applicable tax purposes, the Maker and the Payee agree to treat this Note as a contingent right to acquire Warrants (and not as indebtedness), and shall take no contrary position on any tax return or before any taxing authority unless otherwise required by law). The Maker and the Payee shall reasonably cooperate to structure (i) any conversion of this Note in connection with a Business Combination and (ii) any contribution, forfeiture or elimination of this Note pursuant to Section 1 in a manner that is tax-efficient for the Maker and the Payee, taking into account the terms of any Business Combination.

16. Amendment; Waiver. Any amendment to this Note or waiver of any provision of this Note may be made with, and only with, the written consent of the Maker and the Payee.

17. Assignment; Successors and Assigns. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party to this Note (by operation of law or otherwise) without the prior written consent of the other party to this Note and any attempted assignment without the required consent shall be void. This Note shall be binding upon and benefit the permitted successors and permitted assigns of a party to this Note.

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IN WITNESS WHEREOF, the Maker, intending to be legally bound, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

ARES ACQUISITION CORPORATION II

By:	/s/ Allyson Satin
Name:	Allyson Satin
Title:	Chief Operating Officer

Agreed and Acknowledged:

ARES ACQUISITION HOLDINGS II LP

Acting by its General Partner Ares Acquisition Holdings II

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Secretary

[Signature Page to Working Capital Loan Promissory Note]